Exhibit 99.1

Aldabra 4 Liquidity Opportunity Vehicle, Inc. Announces Pricing of

$261 Million Initial Public Offering

Miami, FL, January 21, 2026 — Aldabra 4 Liquidity Opportunity Vehicle, Inc. (the “Company”), a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, announced the pricing of its initial public offering of 26,100,000 units at a price of $10.00 per unit on January 21, 2026. The units are expected to be listed for trading on the Nasdaq Global Market under the ticker symbol “ALOVU” beginning January 22, 2026. Each unit consists of one Class A ordinary share and one-third of one redeemable warrant of the Company. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to certain adjustments. Once the securities comprising the units begin separate trading, the Company expects that its Class A ordinary shares and warrants will be listed on the Nasdaq Global Market under the symbols “ALOV” and “ALOVW,” respectively. The offering is expected to close on January 23, 2026, subject to customary closing conditions.

Cantor Fitzgerald & Co. is acting as the sole book-running manager for the offering. Ladenburg Thalmann & Co. and The Benchmark Company, LLC are acting as co-managers. The Company has granted the underwriters a 45-day option to purchase up to 3,915,000 additional units at the initial public offering price to cover over-allotments, if any. Chardan is acting as advisor to the Company.

The public offering is being made only by means of a prospectus. When available, copies of the prospectus relating to the offering may be obtained from Cantor Fitzgerald & Co., 499 Park Avenue, New York, New York 10022, Attention: General Counsel, or by email at: prospectus@cantor.com.

A registration statement relating to the securities became effective on January 21, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds from the offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Aldabra 4 Liquidity Opportunity Vehicle, Inc.
www.aldabra4.com

Stephen Schifrin

info@aldabra4.com